UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    000-08804
                             ----------------------
                             Commission File Number

                          The Seibels Bruce Group, Inc.
 ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          1501 Lady Street, P.O. Box 1, Columbia, South Carolina 29201
                                 (803) 748-2000
 ------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                                  Common Stock
 ------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                       N/A
 ------------------------------------------------------------------------------
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) [X]   Rule 12h-3(b)(1)(i) [ ]
               Rule 12g-4(a)(1)(ii)[ ]   Rule 12h-3(b)(1)(ii)[ ]
               Rule 12g-4(a)(2)(i) [ ]   Rule 12h-3(b)(2)(i) [ ]
               Rule 12g-4(a)(2)(ii)[ ]   Rule 12h-3(b)(2)(ii)[ ]
                                Rule 15d-6 [ ]

                  Approximate   number   of   holders   of   record  as  of  the
certification or notice date:

                                       93

     Pursuant to the requirements of the Securities Exchange Act of 1934 The Seibels Bruce Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                  Date: March 1, 2004             By: s/  Bryan D. Rivers
                                                     ---------------------------
                                                     Bryan D. Rivers
                                                     Treasurer and Controller